EXHIBIT 10.4
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is entered into between James J. L’Italien, Ph.D. (“Employee”), and Somaxon Pharmaceuticals, Inc. (the “Company”) as of May 1, 2009, effective as of April 23, 2009 (the “Effective Date”).
     WHEREAS, the Company and Employee previously entered into that certain Amended and Restated Employment Agreement dated as of December 1, 2007 (the “Existing Agreement”);
     WHEREAS, the Company and Employee wish to enter into this Agreement for the purpose of terminating and superseding the Existing Agreement; and
     WHEREAS, the Company and Employee terminated their employment relationship effective as of April 24, 2009 (the “Termination Date”) and wish to resolve amicably all of their obligations to each other, including, without limitation, under the Existing Agreement.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
     1. Existing Agreement. Effective as of the Effective Date, the Existing Agreement shall be superseded entirely by this Agreement, the Existing Agreement shall be terminated and be of no further force or effect and the Company’s obligations to Employee pursuant to Section 7 of the Existing Agreement shall be abrogated in all respects.
     2. Employment Status; Consulting Agreement. Effective as of the Termination Date, Employee’s employment and other service relationships with the Company, including as Senior Vice President, Regulatory Affairs and Quality Assurance of the Company (and any other positions he or she may hold with the Company) shall terminate. Effective as of the Termination Date, Employee will be offered a consulting arrangement with the Company on substantially the terms attached hereto as Exhibit A.
     3. Compensation.
          (a) Base Salary and Accrued Benefits. On or prior to the Termination Date, the Company issued to Employee his or her final paycheck, reflecting (i) his or her earned but unpaid base salary through the Termination Date and (ii) all accrued, unused vacation or PTO due Employee through the Termination Date. The Company and Employee agree that Employee did not accrue any PTO for any period after April 16, 2009. Except as set forth in Sections 3(b), 3(c) and 4 below, Employee acknowledges and agrees that with his or her final check, Employee will have received all monies, bonuses, commissions, expense reimbursements, paid time off or other compensation he or she earned or was due during his or her employment by the Company, including severance pay.
          (b) Partial Severance. As partial consideration for Employee’s agreement to be bound by the terms of this Agreement as of the Effective Date, the Company hereby agrees to pay to Employee the sum of $48,333.33, which amount, together with any amount to be paid pursuant to Section 4(a) below, shall be the exclusive severance benefits to which Employee is entitled.
          (c) Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his or her job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than twenty-one (21) days after the Termination Date.
          (d) Benefits. Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the last day of the month of the Termination Date, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself or herself and any covered dependents, at his or her sole expense in accordance with the provisions of COBRA.
          (e) Stock Awards.
               (i) As of the Termination Date, Employee has been granted the stock options, restricted stock and restricted stock units listed on Exhibit B attached hereto. Employee’s stock awards shall continue to be governed in accordance with and subject to the terms of the stock option agreements and the related plan pursuant to which they were granted. Employee’s vested stock options will remain exercisable for one hundred eighty (180) days after the date on which Employee’s services to the Company (whether as an employee or as a consultant) terminate in accordance with the terms of the stock option agreements and the related plan pursuant to which they were granted.
               (ii) Notwithstanding any provision to the contrary in Employee’s options under the Company’s 2005 Equity Incentive Award Plan (the “Option Plan”) or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (1) the unvested portion, if any, of Employee’s outstanding options and restricted stock units shall be deemed to have vested on the Termination Date with respect to the number of shares that would have vested had Employee remained employed by the Company for twelve (12) months following such termination, and (2) any restrictions with respect to any restricted shares of the Company’s capital stock that Employee then holds shall immediately lapse with respect to the number of restricted shares that would have vested had Employee remained employed by the Company for twelve (12) months following such termination; provided, however, that this Section 3(e)(ii) shall not apply to the shares of restricted stock granted to Employee on October 8, 2007 or the stock options granted to Employee on February 17, 2009. Employee’s vested and unvested stock awards after giving effect to this Section 3(e)(ii), are reflected on Exhibit B.
     4. Future Cash Payment.
          (a) As partial consideration for Employee’s agreement to be bound by the terms of this Agreement as of the Effective Date, and subject to Sections 4(b) and 4(c) below, the Company hereby agrees to pay to Employee the sum of $292,744.17 on December 31, 2010, provided that if any of the following events occurs prior to such date, such amount will be payable to Employee upon the date of such event (each, an “Acceleration Event”): (i) a Qualified Financing, (ii) a Change in Control (as such term is defined in the Option Plan) (other than a Change in Control that results from the consummation of a financing or strategic collaboration transaction, or a series of such transactions, that results in working capital for the Company of less than $10 million), or (iii) the Company files a petition in bankruptcy, applies for or consents to the appointment of a receiver or trustee, makes an assignment for the benefit of its creditors or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within sixty (60) days, or the Company’s Board of Directors otherwise approves a liquidation or dissolution of the Company. The foregoing amount, together with the amount paid pursuant to Section 3(b) above, shall be the exclusive severance benefits to which Employee is entitled. For purposes of this Agreement, a “Qualified Financing” means the consummation of a

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financing or strategic collaboration transaction, or the last in a series of such transactions, resulting in working capital for the Company of at least $10 million in the aggregate.
          (b) Employee’s right to receive the payment described in Section 4(a) above shall be contingent on Employee providing to the Company (and failing to revoke) a general release in the form attached hereto as Exhibit C (the “Release ”). Employee shall have twenty-one (21) days following the earlier of December 31, 2010 or the date of an Acceleration Event to execute such Release. It is understood that, in the event that Employee is at least forty (40) years old on the date of the termination of his or her employment with the Company, Employee has a certain period to consider whether to execute such Release, and Employee may revoke such Release within seven (7) days after execution. In the event Employee does not execute such Release within the applicable period, or if Employee revokes such Release within the subsequent seven (7) day period, Employee shall not be entitled to the aforesaid payments and benefits. The date on which Employee’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”
          (c) The payment described in Section 4(a) above shall be paid within five (5) days following the Employee’s Release Effective Date.
          (d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that Employee is re-hired by the Company on a full-time basis prior to the payment of the amount set forth in Section 4(a) above, this Section 4 shall immediately terminate and be of no further force and effect as of the date of commencement of such full-time employment, and such amount shall no longer be payable.
     5. Proprietary Information. Employee acknowledges that he or she continues to be bound by the Proprietary Information and Inventions Agreement (the “ Confidential Information Agreement ”) that he or she signed in connection with his or her employment, in accordance with the terms thereof.
     6. Return of Equipment. Within five (5) days of the Termination Date, Employee shall return to the Company in good working order any equipment, instruments, or accessories of the Company in his or her custody for the purpose of conducting the business of the Company without deleting, removing, or duplicating any data reflecting the Company’s proprietary information, or if not returned, account to the Company to its reasonable satisfaction for all such equipment, instruments, or accessories.
     7. Miscellaneous.
          (a) Entire Agreement, Amendments. This Agreement, together with the Exhibits hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements, including, without limitation, the Existing Agreement. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
          (b) Amendments. No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Employee.
          (c) Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Employee and Employee’s heirs, executors, administrators and legal representatives, and

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by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Employee and shall not be assignable.
          (d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
          (f) Taxes. All payments required to be made to Employee hereunder, whether during the term of Employee’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws. Employee acknowledges and agrees that neither the Company nor the Company’s counsel has provided any tax advice to Employee and that Employee is free to consult with a tax advisor of his or her choosing.
          (g) Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.
          (h) Arbitration. Any dispute or controversy between Company and Employee, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Employee. The Company shall pay all of the direct costs and expenses in any arbitration hereunder and the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his or her reasonable attorney’s fees and costs. The Company and Employee hereby expressly waive their right to a jury trial.
          (i) Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          (j) Section 409A of the Code. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.
          (k) RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT

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WITH HIS OR HER LAWYER; BY HIS OR HER SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT HE HAS CONSULTED WITH HIS OR HER LAWYER CONCERNING THIS AGREEMENT.
(Signature Page Follows)

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     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

COMPANY: Somaxon Pharmaceuticals, Inc.
By:	/s/ Meg M. McGilley
	Name:	Meg M. McGilley
	Title:	CFO

EMPLOYEE:
/s/ James J. L’Italien, Ph.D.
James J. L’Italien, Ph.D.
SIGNATURE PAGE TO SEPARATION AGREEMENT

EXHIBIT A
FORM OF CONSULTING AGREEMENT
[Attached]

EXHIBIT B
SCHEDULE OF STOCK AWARDS
[Attached]

EXHIBIT C
GENERAL RELEASE OF CLAIMS
[The language in this Release may change based on legal developments and evolving best practices;
this form is provided as an example of what will be included in the final Release document.]
     Certain capitalized terms used in this Release are defined in the Separation Agreement by and between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and James J. L’Italien, Ph.D. (“Employee”) effective as of the 23rd day of April, 2009 (the “Agreement”), which Employee has previously executed and of which this Release is a part.
     Pursuant to the Agreement, and in consideration of and as a condition precedent to the payment to be provided under Section 4(a) of the Agreement, Employee hereby furnishes the Company with this Release.
     Employee hereby confirms his/her obligations under the Company’s Confidential Information Agreement.
     On Employee’s own behalf and on behalf of Employee’s heirs, estate and beneficiaries, Employee hereby waives, releases, acquits and forever discharges the Company, and each of its Subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Employee’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, or based upon or arising from the Existing Agreement, or based upon or arising from the Company’s non-performance of its obligations under the Existing Agreement, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Employee or on Employee’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This Release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, and the California Labor Code; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. If any court rules that Employee’s waiver of the right to file any administrative or judicial charges or complaints is ineffective, Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.

     Employee acknowledges that he/she has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his/her release of any unknown Claims Employee may have against the Company.
     Notwithstanding the foregoing, nothing in this Release shall constitute a release by Employee of any claims or damages based on any right Employee may have to enforce the Company’s executory obligations under the Agreement, any right Employee may have to vested or earned compensation and benefits, or Employee’s eligibility for indemnification under applicable law, Company governance documents, Employee’s indemnification agreement with the Company or under any applicable insurance policy with respect to Employee’s liability as an employee or officer of the Company.
     If Employee is forty (40) years of age or older at the time of the termination, Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under ADEA. Employee also acknowledges that the consideration given under the Agreement for the Release is in addition to anything of value to which he/she was already entitled. Employee further acknowledges that he/she has been advised by this writing, as required by the ADEA, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date he/she executes this Release; (B) Employee has the right to consult with an attorney prior to executing this Release; (C) Employee has twenty-one (21) days following the earlier of December 31, 2010 or the date of an Acceleration Event to consider this Release (although he/she may choose to voluntarily execute this Release earlier); (D) Employee has seven (7) days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by Employee, without Employee’s having given notice of revocation.
     Employee further acknowledges that Employee has carefully read this Release, and knows and understands its contents and its binding legal effect. Employee acknowledges that by signing this Release, Employee does so of Employee’s own free will, and that it is Employee’s intention that Employee be legally bound by its terms. Employee further acknowledges that if Employee does not sign this release within twenty-one (21) days following the earlier of December 31, 2010 or the date of an Acceleration Event, or revokes this Release within the foregoing revocation period, if applicable, Employee shall not be entitled to the payments and benefits provided under Section 4(a) of the Agreement.

James J. L’Italien, Ph.D.

Date:

SIGNATURE PAGE TO RELEASE